Asset Retention Agreement

This Asset Retention Agreement (“Agreement”) is between Princor Financial Services
Corporation, an Iowa corporation (“Princor”), Principal Funds Distributor, Inc., a
Washington corporation (“PFD”), Principal Life Insurance Company, an Iowa
corporation (“Principal Life”), (Princor, PFD and Principal Life collectively referred to as
“Principal”), on the one hand, and ______________________ (“Broker Dealer”), a
____________________ corporation and a member of the Financial Industry Regulatory Authority
(“FINRA”) (each a "Party" and together, "Parties"). This Agreement is effective on the date which is the latter of January 1, 2009, or the date the last signing Party executes it, unless otherwise provided.

Recitals

A.	Principal, directly or through its affiliates, provides administrative services and funding vehicles to qualified defined contribution retirement plans (“Plan(s)”) sponsored by employers. Broker Dealer and its registered representatives sell such administrative services and funding vehicles.

B.	Principal Life is also the issuer of various individual life insurance and annuity products. Princor is the principal underwriter and distributor, as defined in the
Investment Company Act of 1940, for variable life insurance and annuity products issued by Principal Life. PFD is principal underwriter and distributor for certain share classes, including but not limited to Class J shares of Principal Funds, Inc. (“Principal Funds”), an open end series investment company.

C.	Broker Dealer and/or its registered representatives appear, from time to time, as
(1) servicing agents or brokers in the records of Principal Life on its group annuity contracts that fund Plans or (2) servicing registered representatives in Principal Funds’
records on Plan accounts. Broker Dealer and such servicing agents, brokers and registered representatives are collectively referred to as “Broker of Record”.

D.	Upon termination of employment, retirement or some other benefit event, a Plan participant (“Departing Participant”) may choose to receive a distribution from the Plan or leave the retirement assets in the Plan and take a distribution at a later time
(collectively "Eligible Distribution"). A Departing Participant, with the assistance of a
Principal Connection employee, may use the Eligible Distribution to establish a Principal individual retirement account (“IRA”) and fund that IRA with one of a number of
Principal products, including but not limited to fixed and variable annuities, certificates of deposit and mutual funds.

E.	Principal recognizes that Broker Dealer and/or its registered representatives, as
Broker of Record for the Plan, makes it possible for such asset retention opportunities to be available to Principal. Principal desires to compensate Broker Dealer, on behalf of the individual Broker of Record, when such opportunities are or continue to be realized.
Agreement

For good and valuable consideration, the Parties agree as follows:

1.	Principal agrees to pay compensation to Broker Dealer, unless otherwise provided, under the terms and conditions of this Agreement, including those in Exhibit A, which are incorporated herein by reference. In the case of Principal Funds, Principal may pay such compensation from various sources, including 12b-1 fees (section 12b-1 of the
Investment Company Act of 1940). Broker Dealer agrees that this compensation is not for the sale or solicitation by Broker Dealer or its registered representatives of any of the products listed on Exhibit A (“Products”) when sold by Principal Connection and that, unless otherwise specified on Exhibit A, neither it nor its registered representatives are entitled to selling, servicing or other compensation with respect to these Products when sold by Principal Connection under any other agreement it may have with Principal.
Broker Dealer further agrees that Principal has no obligation to compensate Broker
Dealer with respect to any Products after termination of this Agreement, including
Products purchased prior to such termination date.

2.	The Parties acknowledge that Princor or an affiliated broker dealer of Princor, not
Broker Dealer, will be the broker dealer of record with respect to Products that are securities. As such, Broker Dealer has no obligation to determine the suitability of said purchases.

3.	This Agreement and any amendment thereto, including the Products subject to and the amount of compensation payable hereunder, may be amended or modified by
Principal upon written notice to Broker Dealer in the manner specified in this Agreement.
Each such amendment will be binding on both parties despite any lack of additional consideration.

4.	Broker Dealer agrees that compensation shall not be due or payable hereunder if
Principal believes, in its sole and absolute discretion, that Broker of Record does not have the requisite licenses, registrations or other validations to receive compensation with respect to a Product purchased by a Departing Participant.

5.	Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered via email, fax, or other electronic means, as well as through the use of an independent courier that provides or maintains a record of the delivery date, or by prepaid certified or registered mail with a return receipt requested. The notice shall be effective on the date delivered unless specified otherwise:

Principal:
The Principal Financial Group
Marketer Services
711 High Street

Des Moines, IA 50392-0470
Phone: (800) 388-4793
Fax: (515) 235-5538
Email: officemaintenance@exchange.principal.com

Broker Dealer:
At its address as registered from time to time with the Financial Industry
Regulatory Authority (“FINRA”).

6.	This Agreement may be terminated immediately by any Party upon giving notice to the other Parties in the manner specified in this Agreement. This Agreement shall automatically terminate, in any event, upon its assignment by Broker Dealer, whether by operation of law or otherwise. The provisions of this Agreement relating to confidentiality shall survive termination or expiration of this Agreement.

7.	Each Party acknowledges that it may receive or learn information about participants or Departing Participants as a result of their status as a participant and/or application for or purchase of financial products or financial services from Principal or other member companies of the Principal Financial Group in connection with the establishment or maintenance of an IRA, including, but not limited to, personal, financial and/or health information ("Confidential Information"). Each Party agrees that it will keep all Confidential Information confidential; and, that it will not disclose to any third party, either orally or in writing, any Confidential Information for any purpose other than the purpose for which the Confidential Information was provided to it. Each Party agrees to restrict access to the Confidential Information to those employees who need to know that information to perform their employment duties. Each Party agrees that, upon request of another Party, it will either destroy or return to the requesting Party all tangible items containing any Confidential Information that were received from such requesting Party, including all copies, abstractions and compilations thereof, without retaining any copies of the items required to be returned except as otherwise required by law or as a result of a
Party’s disaster recovery procedures. The obligations of this paragraph extend to each
Party’s employees, agents, affiliates, contractors, and registered representatives, and each
Party agrees to inform such persons of their obligations hereunder.

8.	Without limiting the foregoing, each Party agrees to use reasonable diligence to protect the security, confidentiality and integrity of the Confidential Information it receives or learns from the other Party; and in no event, to use less diligence than it uses to protect the security, confidentiality and integrity of Confidential Information about its own customers. Each Party further agrees to protect said Confidential Information by maintaining administrative, technical and procedural safeguards that comply with applicable federal and state laws and regulations.

9.	Upon learning of any unauthorized disclosure or use of any Confidential
Information, a Party shall notify the other Parties promptly and cooperate fully with them to protect such Confidential Information.

10.	If a Party believes it is required by law or by a subpoena or court order to disclose any Confidential Information, it shall, prior to any disclosure, take reasonable measures to promptly notify the other Parties in writing, attaching a copy of the subpoena, court order or other demand, and to allow the other Parties an opportunity to seek a protective order or other judicial relief. This obligation does not apply to audits and inquiries from state or federal regulatory agencies if a Party is legally required to provide them with access to its records.

11.	With the exception of those currently existing agreements between Broker Dealer and Principal pertaining to the sale of Principal products or services (“Excepted
Agreements”), this Agreement contains the entire agreement among the Parties and it supersedes all prior agreements, arrangements or oral representations with respect to the subject matter hereof. With the exception of Excepted Agreements, any prior agreements, promises, negotiations, or representations, oral or written, relating to the subject matter of this Agreement not expressly set forth herein are of no force or effect.

12.	In its performance of this Agreement, each Party agrees to comply with all applicable federal and state laws, regulations and rules.

13.	In the performance of this Agreement, each Party shall obtain and comply with all the terms and conditions of, and maintain in full force and effect, all consents, permits or approvals of all federal, state, municipal and other regulatory bodies which have jurisdiction over the activities contemplated by the performance of this Agreement.

14.	If any provision of this Agreement is determined to be unenforceable, the remainder of this Agreement will not be affected thereby. This Agreement is in all respects subject to the Rules of Conduct of FINRA and those Rules shall control any provisions to the contrary in this Agreement.

15.	No provisions of this Agreement shall be construed to create a joint venture, agency, partnership, joint enterprise, or other similar affiliation, nor does it authorize any
Party to this Agreement to bind the other, nor is the Agreement intended to confer a benefit on any third party.

16.	Broker Dealer represents, covenants, and agrees that currently it is, and while this
Agreement is in effect will continue to be, in compliance with FINRA Rule 3011 and the anti-money laundering and know-your-customer requirements thereof.

PRINCOR FINANCIAL
SERVICES CORPORATION	________________________________
(insert name of Broker Dealer)

By: _____________________	By: _______________________

Print Name: ____________________	Print Name: ______________________

Title: Operations Officer	Title: _______________________
Date: _________________________	Date: _______________________

DISTRIBUTOR, INC.	COMPANY

By: _________________________	By: _________________________
Print Name: ___________________	Print Name: ____________________
Title: Operations Officer	Title: _________________________

Date: ____________________	Date: ___________________

Please sign the original Agreement and return to:

The Principal Financial Group
Attn: Marketer Services
711 High Street
Des Moines, Iowa 50392-0470

Upon receipt of the executed original from you, we will execute and return to you and maintain a copy for our files.

EXHIBIT A

COMPENSATION SCHEDULE

A. Compensation Terms
Subject to the terms of this Agreement and unless otherwise provided, including this
Exhibit, Principal agrees to pay compensation to Broker Dealer, on behalf of the individual Broker of Record, if all of the following conditions are satisfied:

	1.	A Departing Participant establishes a Principal IRA with the assistance of a Principal Connection employee during the time this Agreement is in effect;
	2.	The Departing Participant funds the IRA by purchasing any product(s)
listed on this Exhibit (“Product(s)”);
	3.	The Departing Participant purchases the Product(s) with an Eligible
Distribution; and
	4	If, at the time compensation would otherwise be payable under this
Agreement;
		a.	either Broker Dealer or one of its registered representatives is the
Broker of Record for the Departing Participant’s Plan for which
Principal is providing products or services; or
		b.	Broker Dealer was the Broker of Record for the Plan at the time
Principal ceased providing products or services to the Plan.
.
B,	Designated Departing Participants
Broker Dealer may desire those registered representatives serving as Brokers of
Record on Plans to discuss available options for using an Eligible Distribution with certain Departing Participants whose Benefit Event Value is in excess of certain amounts (“Designated Departing Participants). Broker Dealer wants said registered representatives to be able to define these Designated Departing Participants by
Benefit Event Value on a Plan by Plan basis and/or on a Departing Participant by
Departing Participant basis, and thereby authorizes Principal to work directly with said registered representatives (“Selected Registered Representatives”) to define said
Designated Departing Participants. Broker Dealer may request no more frequently than annually that Principal provide it with a list of the Selected Registered
Representatives and the accompanying Benefit Event Value ranges; and Principal agrees to provide such a list to Broker Dealer within thirty (30) days of the receipt of the request.

C. Subject to Principal’s approval and provided the following conditions are satisfied,
Principal Connection employees will use reasonable efforts to direct a Designated
Departing Participant or provide appropriate Plan-related information about a
Designated Departing Participant to a Selected Registered Representative to discuss the available options for using an Eligible Distribution:

	1.	The Designated Departing Participant’s plan sponsor has consented to sharing
Participant level information with the Selected Registered Representative;
	2.	Principal Life performs benefit election services for the Departing
Participant’s Plan;
	3.	The Selected Registered Representative regularly conducts business in the state where the Designated Departing Participant resides;
	4.	Broker Dealer or the Selected Registered Representative is the Broker of Record
for the Plan at the time the Designated Departing Participant is directed to or
Principal provides appropriate Plan-related information about a Designated
Departing Participant to the Selected Registered Representative; and
	5.	The Selected Registered Representative has not indicated a lack of desire to work with the Designated Departing Participant(s); and the Designated Departing
Participant has not indicated a desire to work with Principal Connection.

D. If Principal directs a Designated Departing Participant or provides appropriate Plan-
related information about a Designated Departing Participant to a Selected Registered
Representative to discuss the available options for using an Eligible Distribution,
Broker Dealer agrees that it or the Selected Registered Representative will provide distribution assistance to such Designated Departing Participants, which assistance will include (but is not limited to):

	1.	Educating the Designated Departing Participant on the various distribution options available under the Plan;

	2.	Providing distribution assistance kits including the 402(f) notice; and

	3.	Providing telephone representatives to assist Designated Departing Participants in understanding distribution options.

E.	Definition of “Benefit Event Value”: With respect to a Departing Participant who experiences a benefit event after the effective date of this Agreement, the value of the
Departing Participant’s vested account balance in the Plan will be determined at the time the plan sponsor notifies Principal of the benefit event (“Benefit Event Value”).

G. Eligible Products & Compensation Schedule
Principal will pay to Broker Dealer, under the terms set forth in this Agreement, compensation at the following rates for the following products:

	1.	Class J Shares of Principal Funds
With respect to Class J shares of Principal Funds, Principal will pay Broker
Dealer compensation at an annualized rate of 10 basis points less than the then current rate of 12b-1 fees set forth in the Class J Share Prospectus for a particular fund; provided, however, that if (as noted in the Prospectus) the distributor has contractually agreed to a lower rate of 12b-1 fees, then the annualized rate of payment will be 10 basis points less than the contractually agreed upon lower rate.
Presently Principal is paying compensation on a monthly basis based on the average daily net asset balance in the Class J share account for the prior month.
The payments will begin accruing on the date the Departing Participant purchases the Class J shares. If the frequency of such payments changes in the future,
Principal will notify Broker Dealer.

2.	Principal Bank CD IRA
Compensation equal to 0.05% of the purchase payment amount of a single
Certificate of Deposit (“CD”) that is greater than $20,000 and has a maturity beyond 12 months is payable in the calendar year following the year in which the
CD was purchased. This is a one time payment per CD. Notwithstanding anything else to the contrary herein, Principal may pay compensation in connection with a Principal Bank CD directly to the individual Broker of Record instead of Broker Dealer if Principal has a distribution agreement with the individual.

3.	Principal Life Insurance Company Variable and Fixed Annuity Contracts
The following compensation rates are calculated on the amount of premiums we receive from the Departing Participant. Notwithstanding anything else to the contrary herein, Principal may pay compensation in connection with a Principal fixed annuity directly to the individual Broker of Record instead of Broker Dealer if Principal has a distribution agreement with the individual.

						Premium >
		Premium < $2,000,000				$2,000,000
		Issue Age	Issue Age 80	Issue Age 86	Issue Age	All Ages
		through 80	through 85	through 90	91+
Principal						Home Office
Guaranteed	Premiums					Approval
Fixed	within first	2.75%	1.80%	1.00%	0.50%	Required
Annuity	year					Over $2,000,000

	Length of		Premium < $2,000,000			Premium >
	Term					$2,000,000
Principal	Less than 5					Home Office
Immediate	years		n/a			Approval
Annuity	5 Years or					Required
	more		1.40%			Over $5,000,000

						Premium >
			Premium < $2,000,000			$2,000,000
Principal						Home Office
FreedomSM	Initial					Approval
Variable	Premium		0.60%			Required
Annuity 2						Over $2,000,000

				Premium >
		Premium d $2,000,000		$2,000,000
		Issue Age through 75	Issue Age 76+	All Ages
Principal				Home Office
Lifetime	Initial			Approval
Income	Premium	2.625%	2.00%	Required
SolutionsSM				Over $2,000,000

H. Reversal of Compensation
If a Departing Participant exercises his or her right to cancel the purchase of a
Product during any applicable “free look” period, any compensation paid under this
Agreement in relation to such purchase shall be reversed.